November 22, 2011

Advisers Investment Trust

4041 No. High Street, Suite 402

Columbus, OH 43214

Re:	Advisers Investment Trust; File Nos. 333-173080 and 811-22538

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement for Advisers Investment Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

THOMPSON HINE LLP ATTORNEYS AT LAW	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com Phone 614.469.3200 Fax 614.469.3361